Exhibit 5

                                   Drew Field
                                   Law Offices
534 Pacific Avenue                                                  415/296-9795
San Francisco, CA 94133                                             FAX/434-3441

                                                               September 5, 2003

Wellstone Communities Inc.
6030 Bethelview Road, Suite 203
Cumming, GA 30040

Dear Wellstone Communities Inc.:

      You have requested my opinion as to the legality of the 5,000,000 shares of Series A Voting Convertible Preferred Stock (the Shares) being registered by Wellstone Communities Inc. (the Company) under the Securities Act of 1933, as amended (the Act), by filing a registration statement on Form SB-2.

      In connection with your request for my opinion, you have provided me and I have reviewed the Company's Articles of Incorporation, as amended, Bylaws, resolutions of the Board of Directors of the Company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

      Upon the basis of such examination, it is my opinion that, when the registration statement shall have become effective under the Act and when the Shares shall have been issued and delivered to the purchasers against payment of the consideration therefor, the Shares will, when sold, be legally issued, fully paid and non-assessable, under Georgia law.

      I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to me under the heading "Legal matters" in your registration statement on Form SB-2.

                                      Very truly yours,


                                      /S/ Drew Field